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                                                                       Exhibit 5


                 United States Steel Corporation    ROBERT M. STANTON
                 Law Department                     Assistant General Counsel-
                 600 Grant Street                   Corporate
                 Pittsburgh, PA  15219-2800
                 412 433 2877
                 Fax:  412 433 2811
                 email:  rmstanton@uss.com






January 8, 2002


Board of Directors
United States Steel Corporation
600 Grant Street
Pittsburgh, Pennsylvania  15219-2800

Attention:  Mr. Thomas J. Usher, Chairman of the Board,
            Chief Executive Officer and President

To the Board of Directors:

         I am Assistant General Counsel and Assistant Secretary of United States Steel Corporation, a Delaware corporation ("USS"). I, or attorneys subject to my supervision, have served as counsel to USS in connection with the proposed issuance of up to 2,700,000 shares of common stock, par value $1.00 per share, of USS (the "Shares") in connection with the United States Steel Corporation Non-Officer Restricted Stock Plan and in the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 ("Registration Statement") relating to such Shares.

         As Assistant General Counsel and Assistant Secretary of USS, I am familiar with USS's Certificate of Incorporation and By-Laws. I am also familiar with the resolution adopted by USS's Board of Directors on January 2, 2002 authorizing the issuance of the Shares. I have examined the Registration Statement and have examined or caused to be examined such other documents, corporate records and certificates of corporate officers and public officials as I have deemed relevant or necessary to giving the opinion set forth below.

         Based on the foregoing, I am of the opinion that the issuance of the Shares has been approved by all necessary corporate action and that when the Shares are sold they will be legally issued, fully paid and non-assessable.

         I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                                     Very truly yours,

                                                     /s/ Robert M. Stanton

                                                     Robert M. Stanton